Exhibit 99.1

Press Release

For further information:

Jeffrey R. Luber SVP, Chief Financial Officer & General Counsel EXACT Sciences Corporation P: (508) 683-1211 E: jluber@exactsciences.com

EXACT Sciences to Webcast Panel Presentation at the RBC Capital Markets Health Care Conference

MARLBOROUGH, Mass — (December 7, 2006) — EXACT Sciences Corporation (NASDAQ: EXAS) announced today that Don Hardison, President and Chief Executive Officer, will participate in the panel discussion “Dx: What Your Central Lab Can Do For You” on Wednesday, December 13, 2006 at 10:00 a.m., ET as part of the 2006 RBC Capital Markets Healthcare Conference being held at the Westin New York at Times Square Hotel in New York City.

The panel discussion will be webcast live.  The webcast may be accessed at EXACT Sciences’ website, www.exactsciences.com, through the Investor Relations page.  An archived version of the webcast will be available for 30 days following the live presentation.

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer. Certain of its technologies have been licensed to Laboratory Corporation of America Holdings (LabCorp) for a stool-based DNA screening assay for colorectal cancer in the average-risk population. Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high. EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated. Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus(TM) has not been approved or cleared by the Food & Drug Administration.

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